UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     January 23, 2012

ORBIT INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

0-3936	11-1826363
(Commission File Number)	(IRS Employer Identification No.)

80 Cabot Court, Hauppauge, New York 11788
(Address of Principal Executive Offices, Including Zip Code)

(631) 435-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On January 23, 2012, Orbit International Corp. (the “Company”) entered into an employment agreement with David Goldman, its Chief Financial Officer (the “Goldman Employment Agreement”).  The full text of the Goldman Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.  The information included below under Item 5.02 provides a summary of the material terms of the Goldman Employment Agreement and is incorporated herein by reference into this Item 1.01.

Item  5.02    Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers, Compensatory Arrangement of Certain Officers

(e)           The full text of the Goldman Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.  The following discussion provides a summary of the material terms of the Goldman Employment Agreement, which discussion is qualified in its entirety by reference to the entire text of the Goldman Employment Agreement.

The Goldman Employment Agreement

The Goldman Employment Agreement provides for an annual base salary of $156,000, which is subject to an annual increase equal to the annual percentage increase of a certain consumer price index and is subject to discretionary increases by the Company (“Base Salary”).  The term of the agreement is from January 1, 2012 through December 31, 2014 (the “Term”).  Mr. Goldman is eligible to participate in an executive annual incentive plan (“AIP”) that is approved by the Company’s Compensation Committee.  Pursuant to such AIP, for each year during the Term, Mr. Goldman’s annual target incentive will be $40,000, with an incentive range of $0 to $80,000, based on the satisfaction of certain objectives approved by the Board each year during the Term (“Annual Incentive”).  In addition, in the event that Mr. Goldman’s bonus under the AIP would otherwise be $0, Mr. Goldman may be awarded a bonus of up to $5,000 by the Company’s Chief Executive Officer, at his sole discretion. Mr. Goldman is entitled to receive other benefits under his employment agreement including: (i) a vehicle allowance of $500 per month and (ii) payment or reimbursement for all premiums in connection with a one million dollar term life insurance policy up to a maximum of $1,500 per year.

If Mr. Goldman becomes disabled or dies during the Term, the Goldman Employment Agreement shall terminate and Mr. Goldman or his estate, as applicable, shall continue to receive the Base Salary until the end of the month of such termination.  In the case of disability, Mr. Goldman will not be eligible to receive any Annual Incentive.  In the case of death, Mr. Goldman’s estate will be paid a pro-rated Annual Incentive through the date of death.  In the event the Company sells all or substantially all of its assets and the Goldman Employment Agreement is not expressly assumed by the purchaser, or the Goldman Employment Agreement does not remain an obligation of the Company or its successor in any merger, consolidation or other similar agreement, Mr. Goldman’s employment will be deemed to have terminated without cause and, Mr. Goldman shall be entitled to receive: (i) an amount equal to the unpaid Base Salary for the remainder of the Term or for a period of one year following such termination, whichever is greater, and (ii) the Annual Incentive with respect to the calendar year in which such termination occurred, pro-rated through the date of termination.

Mr. Goldman is entitled to participate in the Company’s benefit programs and is subject to certain non-competition, non-solicitation and confidentiality provisions in his employment agreement, which extend for a period following the termination of the Term of Mr. Goldman's employment with the Company.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

10.1	Employment Agreement, dated January 23, 2012, between the Company and David Goldman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBIT INTERNATIONAL CORP.

Date: January 27, 2012	By: /s/ Mitchell Binder
Mitchell Binder, Chief Executive Officer and
President